Exhibit 99.1

NEWS RELEASE

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

407-566-1180

kevin.inda@cci-ir.com

H&E EQUIPMENT SERVICES, INC. ANNOUNCES PRICING OF SENIOR NOTES OFFERING

BATON ROUGE, Louisiana — (January 30, 2013) — H&E Equipment Services, Inc. (NASDAQ: HEES) (the “Company”) today announced the pricing of $100 million aggregate principal amount of its 7% senior notes due 2022 (the “Notes”) in an unregistered offering (the “Offering”). The Notes were priced at 108.5% of the principal amount. The Notes will be senior unsecured obligations of the Company and will be guaranteed by certain of its domestic subsidiaries. The Offering is expected to close on February 4, 2013, subject to the satisfaction of customary closing conditions.

The Notes will be issued as additional notes under an indenture dated as of August 20, 2012 pursuant to which the Company previously issued $530,000,000 of 7% senior notes due 2022 (the “Existing Notes”). The Notes will rank equally with and form a part of a single class of securities with such Existing Notes.

The Company expects to use the proceeds from the Offering to repay indebtedness outstanding under its revolving credit facility and for the payment of related fees and expenses.

The Notes and related guarantees are being offered in a private placement solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Any offer of the Notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, (1) the Company’s ability to satisfy the conditions contained in the agreement with the initial purchaser with respect to the Offering; and (2) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date hereof.